Exhibit 99.1


[GRAPHIC OMITTED]                                       NEWS RELEASE

Media Contact: William H. Galligan, 816-983-1551, William.h.galligan@kcsr.com

  KCS Announces the Placement by KCSM of $175M of 7.625% Senior Notes due 2013

Kansas City, Missouri,  November 21, 2006 -- Kansas City Southern ("KCS") (NYSE:
KSU) announced today that its wholly-owned subsidiary, Kansas City Southern de Mexico, S.A. de C.V. (formerly known as TFM, S.A. de C.V.) (the "Company") has placed US$175.0 million in aggregate principal amount of 7.625% Senior Notes due 2013 (the "Notes") (CUSIP Nos. 485161AA1 and P6052AAA2) (ISIN Nos. US485161AA14 and USP6052AAA27) (Common Code Nos. 027566316 and 027566243). The Company intends to use the proceeds from this offering to repurchase a portion of the Company's 10.25% Senior Notes due 2007 (the "2007 Senior Notes") pursuant to a tender offer and consent solicitation and pay down a portion of the Company's term loan indebtedness.

The Notes were offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Company will be required pursuant to a registration rights agreement to file an exchange offer registration statement with the Securities and Exchange Commission with respect to an offer to exchange the Notes. The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registrations requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lazaro Cardenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" and the "Cautionary Information" sections of KCS' Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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